ADVANCED HUMAN IMAGING LIMITED (an entity incorporation in Australia) ("**AHI**") is a technology company that has developed a multi-scan platform comprising of Body, Face and Dermatological scans, that provides partners with a software development kit (SDK) delivering a multitude of biometric markers and risks indicators via a smartphone application. We provide this solution to multiple verticals including mHealth, Life & Health Insurance, fitness, weight loss, and apparel ("**AHI Platform**").

CUBERT INC, a Canadian company, and FitTrack Incorporated, a Canadian Company, both of whose principal business location is **315 Queen St West, Toronto, Ontario M5V 2A4** (collectively, "**the Customer**").

This Terms Sheet sets out the terms upon which the Customer will integrate the AHI Platform into the Customer platform and the basis upon which they will generate revenue.

This Terms Sheet is binding on all the parties to it (**Parties**).

1.	**Integration of the AHI Platform**		The Parties agree to collaborate and work together to design, develop and integrate the AHI Platform into the Customer's existing platform according to the timeline and functional specifications set out in Schedule 1 (Product Integration) and to deliver a market-ready product by the Product Ready Deadline (as set forth in Schedule 1, being Jun 30, 2022).
2.	**Contributions from the Parties**	(a)	The Parties each agree to make available sufficient personnel and resources to prioritise the Product Integration.
		(b)	Other than as set out in Schedule 1, each of the Parties will bear their own costs and expenses associated with the Product Integration.
		(c)	AHI will provide the Customer technical support on the SDK and advisement on product and visual design through and post implementation. AHI's SDK will support iOS platform utilizing Flutter toolkit and Android platform utilizing Flutter toolkit.
		(d)	For Flutter integration elements that benefit both Parties the Parties will work together to share code to speed up integration timelines.
		(e)	AHI grants the Customer a world-wide license to use the AHI Platform BodyScan and Facial Scan products for all purposes in connection with making use of the Product Integration in the Customer's business and operations within the Customers FitTrack iOS and Android applications. Such license will not be subject to any royalties or other fees other than those set forth in Schedule 2 hereof.
		(f)	For clarity, where the Customer would like to white label the FitTrack apps or create new apps with the AHI Platform integrated, the parties will agree on specific terms in additional agreements on a case-by-case basis.
3.	**Pricing and Promotion of AHI Platform**	(a)	Once the Product Integration is complete, the Customer agrees to promote the use of the AHI Platform to existing and new end consumers. This includes online marketing, company announcements , etc.
		(b)	When mutually agreed, the Customer may participate in co-branded marketing pieces, created and paid for by AHI, targeted to end consumers in the Customer's channel, subject to editorial approval of the Customer. For greater clarity, Customer may, in its sole discretion, choose not to participate in some or all of the

			marketing activities proposed by AHI. Any use of an AHI name, logos or trademarks by the Customer must be pre-approved by AHI in writing.
		(c)	Any use of either Party's name, logos, trademarks or other branding assets by the other Party must be pre-approved by the Other Party in writing
		(d)	Each Party agrees to comply with the other Party's respective style guide, trademark and logo usage guidelines in the approved use of the other Party's name, logos or trademarks.
		(e)	The Parties agree that the pricing model for use of the AHI Platform will be as set out in Schedule 2 or as mutually agreed between the Parties.
4.	**Marketing consideration**	(a)	The Customer will use its reasonable endeavours to grow the subscription base for the AHI Platform in the first 12 months of use of AHI Platform to 500,000 active users across the current and new user base.
		(b)	The Customer warrants and represents that its current user base is 750,000 active users.
5.	**Intellectual Property**	(a)	All intellectual property that is owned by, or is proprietary to, a Party as at the date of this Terms Sheet will at all times remain owned by that Party exclusively.
		(b)	Other than as expressly set out in this Terms Sheet, nothing in this Terms Sheet confers on a Party any right or interest in, or licence to use (or permit or cause to be used) any of the other Party's, or any third parties, intellectual property.
		(c)	For the avoidance of doubt, AHI owns all intellectual property in the AHI Platform, including any modifications or improvements in relation to the platform. The Customer covenants that it will not, or attempt to, reverse engineer, copy or otherwise replicate the AHI Platform.
		(d)	The Customer is able to take advantage of the latest SDK at their discretion. This relates wholly to the SDKs pertaining to the FaceScan and BodyScan.
		(e)	For clarity, SDK long term support (LTS) will be documented in the Formal Agreements, specifically the Support Agreement. As part of the Support agreement AHI will provide SDK long term support for a reasonable period of time, typically 12 months from the date of a Long-Term Support SDK release.
		(f)	Future planned releases can be internally beta tested with the Customer, free of charge for up to 20 internal users to the Customer until the production release is completed.
		(g)	The Customer owns all intellectual property in the Customer's platform, including any modifications or improvements in relation to the platform, excluding any AHI intellectual property. AHI covenants that it will not, or attempt to, reverse engineer, copy or otherwise replicate the Customer's Platform.
		(h)	AHI and the Customer will enter in a separate agreement for data sharing subject to customary clauses and in compliance with local country laws. The separate data sharing agreement(s) will include provisions to be in compliance with data privacy and related laws

		and regulations. It would include that the Customer, AHI and any subcontractor will be in compliance with General Data Protection Regulation (EU) 2016/679, as amended ("GDPR") and the United Kingdom's Data Protection Act 2018 and the related 'The Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019' ("UK GDPR"). (i) Any data belonging to the Customer's users may only be stored on the user's device for retrieval through the Customer's platforms and application. If any such data is required to be stored within AHI servers, prior Customer consent must be granted in its discretion and AHI shall be responsible for compliance with all data privacy and related laws and regulations.
6.	**Commercial Contract**	Notwithstanding the fact that this document is legally binding on the Parties, AHI and the Customer agree to enter into a definitive agreement (Formal Agreement) to more fully document the terms set out in this Terms Sheet within 160 days after the execution of this Terms Sheet. The Formal Agreement shall be consistent with the terms set out in this Terms Sheet, except to the extent otherwise agreed by the Parties, and will include clauses on (but not limited to) licences to be granted, promotion and marketing, support services, implementation services, cloud services, billing, liabilities, intellectual property and confidentiality.
7.	**Warranties, Representations and Covenants**	The Formal Agreement will also contain warranties, representations and covenants, and indemnification by both AHI and the Customer that are customary for transactions of the type contemplated by this Terms Sheet.
8.	**Assignment**	Neither Party shall assign, delegate, subcontract, license, franchise, or in any manner attempt to extend to any third party any right or obligation under this Terms Sheet without the prior written consent of the other Party; provided, however, either Party may assign or transfer this Terms Sheet and its rights hereunder to a successor-in-interest to such Party as a result of a merger, consolidation or corporate restructuring or to a purchaser of all or substantially all or part of the business of AHI or the Customer, as the case may be, provided any such assignment shall require the assignee to assume the duties and obligations contained in this Terms Sheet. For the avoidance of doubt, each of Cubert Inc. and FitTrack Incorporated, and their respective subsidiaries, are entitled to all rights of the Customer set forth herein in consideration for payment collectively of the amounts set forth in Schedule 2 (for which they will be jointly and severally liable), and each such entity shall be deemed to have assigned to each of the others the rights, preferences and privileges set forth herein. Subsidiaries are either 100% owned by Cubert or 100% owned by FitTrack Incorporated.
9.	**Service Level**	AHI will use commercially reasonable efforts to ensure that the AHI Platform and the AHI API and/or SDK are available 99.50% of the time, measured monthly and excluding scheduled maintenance, Force Majeure and other causes of downtime that are outside of AHI's reasonable control.
10.	**Term and Termination**	(a) The initial term of this Terms Sheet and of the Formal Agreement shall be for a period of three (3) years, commencing on the date first set forth above ("Initial Term"). This Terms Sheet (or the Formal Agreement) shall thereafter be automatically renewed for additional terms of one (1) year each (in each case, a "Renewal Term") unless either Party notifies the other no later than one-hundred and twenty (120) days prior to the end of the current term

		that it does not wish to renew this Terms Sheet (or Formal Agreement). (b) Termination. Each Party shall have the right to terminate this Terms Sheet (or the Formal Agreement) at any time if the other Party: (a) materially breaches any of the duties, representations, warranties and/or provisions of this Terms Sheet (or the Formal Agreement) and fails to cure such breach within thirty (30) days after its receipt of written notice thereof from the non-breaching Party; or (b) the other Party (i) becomes insolvent; (ii) fails to pay its debts or perform its obligations in the ordinary course of business as they mature; or (iii) becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition for the benefit of creditors. (c) AHI Termination Right. If the Customer has not achieved a minimum of 200,000 unique monthly active users one year after the public launch of the Cubert Product integrating AHI software , AHI shall have the right to terminate the Formal Agreement with 90 days written notice. This AHI Termination Right will expire 13 months after public launch of the Cubert product integrating AHI software . For clarity, if AHI has not exercised the AHI Termination Right within the prescribed time frame, the AHI Termination Right will expire. (d) Ongoing Obligations after Termination. After the termination of the Agreement, the Customer may continue to offer the AHI Platform and AHI agrees to provide the AHI Platform to existing Customer end consumers who are users as at the termination date for a period of two (2) years. The Customer may not sign up new end consumers to the AHI Platform after the termination. The pricing and service levels will continue as those in existence as at the termination date. (e) AHI may terminate this Commercial Contract by providing ninety (90) days written notice to the Licensee in the event: (a) (a) AHI sells any of the Licensed SDKs, (b) (b) AHI sells its business, or (c) (c) if a majority of the shares in AHI are acquired by a third party. (d) (d) if a majority of the shares in the Licensee are acquired by a third party that AHI deems of concern to AHI, acting reasonably. (f) The Licensee may terminate this Commercial Contract by providing ninety (90) days written notice to AHI in the event: (e) (a) Licensee sells its business, or (f) (b) if a majority of the shares in the Licensee are acquired by a third party. (g) In the event of a termination due to the change in control outlined above, AHI will grant the Licensee a 24-month wind down period as contemplated in clause 10(c).

		(h) Regulatory Demand. If any jurisdiction's regulatory agency having jurisdiction over the subject matter of this Terms Sheet (or the Formal Agreement) makes a demand that either AHI or the Customer discontinue or substantially modify this Terms Sheet (or the Formal Agreement), either Party in its sole discretion may terminate this Terms Sheet (or the Formal Agreement) with respect to the specific jurisdiction upon written notice to the other, in which case neither Party shall be deemed to be in default by reason of such termination.
11.	**Confidentiality**	Each Party is to keep confidential the terms of this Terms Sheet and any other information obtained from another during the negotiations preceding the execution of this Terms Sheet or in the course of furthering the transactions contemplated by this Terms Sheet whether in the course of conducting due diligence or otherwise (Confidential Information), and is not to disclose it to any person except: (a) to employees, shareholders, legal advisers, auditors and other consultants requiring the information for the purposes of this Terms Sheet; (a) with the consent of a Party or parties which own the Confidential Information; (b) if the information is, at the date of this Terms Sheet, lawfully in the possession of the recipient of the information through sources other than any of the other Parties; (c) if required by law or a stock exchange; (d) if strictly and necessarily required in connection with legal proceedings relating to this Terms Sheet; (e) if the information is generally and publicly available other than as a result of a breach of confidence; or (f) to a financier or prospective financier (or its advisers) of a Party. A Party disclosing Confidential Information must use all reasonable endeavours to ensure that persons receiving the Confidential Information from it do not disclose the Confidential Information except in the circumstances permitted in this clause. The obligations under this clause contain obligations separate and independent from the other obligations of the Parties and remain in existence for a period of two years from the date of this Terms Sheet, regardless of any termination of this Terms Sheet.
12.	**Further Assurance**	Each Party shall sign and execute and do all deeds, acts, documents and things as may reasonably be required by the other Parties to effectively carry out and give effect to the terms and intentions of this Terms Sheet.
13.	**Governing Law**	All disputes arising under this agreement shall be governed by and interpreted in accordance with the laws of New York, USA, without regard to principles of conflict of laws. The parties to this Terms Sheet (and the Formal Agreement) will submit all disputes arising under this agreement to arbitration in New York City, New York before a single arbitrator of the American Arbitration Association ("AAA"). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law New York. No party to this agreement will challenge the jurisdiction or venue

		provisions as provided in this section. Nothing contained herein shall prevent the party from obtaining an injunction.
14.	**Assignment**	None of the Parties may assign any of the rights or obligations conferred by this Terms Sheet without the consent of the other Parties which will not be unreasonably withheld.
15.	**Costs**	Each Party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Terms Sheet.
16.	**Tax**	(a) In the event a supply made by one party to another under this document is subject to a value added or similar tax, the price stated in this Terms Sheet is exclusive of such tax and the recipient of such a supply must pay to the other party an amount equal to the amount of any such tax in addition to any amount stated in this Terms Sheet and at the same time. (b) Any payment of such tax is subject to the other party providing any invoice or similar documentation required by law with respect to such tax. (c) No party makes any representation to the other with regard to the intended tax consequences of the Acquisition.
17.	**Waiver**	A provision of, or a right under, this Terms Sheet may only be waived in writing signed by the Party granting the waiver. A failure or delay in exercise, or partial exercise, or a power, right, authority or remedy arising from a default or breach under this Terms Sheet does not result in a waiver of that power, right, authority or remedy.
18.	**Remedies**	The rights, power and remedies provided in this Terms Sheet are cumulative with and not exclusive to the rights, power or remedies provided by law independently of this Terms Sheet.
19.	**Whole Agreement**	This Terms Sheet, any formal agreement, and the other agreements envisaged by this Terms Sheet, shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.
20.	**Variation**	No modification or alteration of the terms of this Terms Sheet shall be binding unless made in writing dated subsequent to the date of this Terms Sheet and duly executed by all Parties.
21.	**Notices**	Each notice authorised or required to be given to a Party shall be in writing and may be delivered personally or sent by properly addressed prepaid mail in each case addressed to the Party at its address set out in below: **In the case of AHI**: Suite 5, 71–73 South Perth Esplanade South Perth, WA, 6151, Australia Email: Bill.Bradford@advancedhumanimaing.com Attention: Bill Bradford **In the case of the Customer:** Address - 315 Queen St West, Toronto, Ontario M5V 2A4. Email: jserrano@cubert.com Attention: Jeffrey Serrano

22.	**Severance**	If any provision of this Terms Sheet is invalid and not enforceable in accordance with its terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provision shall be and continue to be valid and forceful in accordance with their terms.
23.	**Counterparts**	This Terms Sheet may be executed in any number of counterparts, including by email, each of which when executed and delivered to the other Parties shall constitute an original, but all counterparts together shall constitute one and the same agreement.
24.	**Interpretation**	In this Terms Sheet unless the context otherwise requires: (g) headings are for convenience only and do not affect its interpretation; (h) an obligation or liability assumed by, or a right conferred on, two (2) or more Parties binds or benefits all of them jointly and each of them severally; (i) the expression **person** includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust; (j) a reference to any Party includes that Party's executors, administrators, successors and permitted assigns, including any person taking by way of novation; (k) a reference to any document (including this Terms Sheet) is to that document as varied, novated, ratified or replaced from time to time; (l) a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it; (m) words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender; (n) reference to Parties, clauses, schedules, exhibits or annexure are references to Parties, clauses, schedules, exhibits and annexure to or of this Terms Sheet and a reference to this Terms Sheet includes any schedule, exhibit or annexure to this Terms Sheet; (o) where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning; and (p) a reference to A$ is to Australian currency, a reference to EUR€ is a reference to the Euro, the official currency of the European Union, a reference to GBP£ is a reference to the British Pound, the currency of the United Kingdom and US$ is to the current of the United States of America.

If the terms and conditions set out above are acceptable, please execute this Terms Sheet in the appropriate place below. 06 / 09 / 2021

Dated this day of 2021.

EXECUTED by **ADVANCED HUMAN IMAGING LIMITED ACN 602 111 115** in accordance with section 127 of the *Corporations Act 2001* (Cth):	))))	
Vlado Bosanac (CEO)		[signature]
Signature of director		Signature 06 / 10 / 2021
Steven Richards (CFO)		[signature]
Name of Company Secretary		Signature 06 / 10 / 2021

SIGNED by **CUBERT INC 1104056-1** in the presence of:	)))	
Marius Ronnov (CEO)		[signature]
Name of director		Signature 06 / 09 / 2021
Murray Thomas (CFO)		Murray Thomas
Name of Director		Signature 06 / 09 / 2021

SIGNED by **FITTRACK INCORPORATED 1117132-1** in the presence of:	)))	
Marius Ronnov (CEO)		[signature]
Name of director		Signature 06 / 09 / 2021
Murray Thomas (CFO)		Murray Thomas
Name of Director		Signature 06 / 09 / 2021

SCHEDULE 1 – PRODUCT INTEGRATION

- The Customer & AHI will work together to design and implement a full integration within 13 months of the Binding term sheet being executed. A breakdown of the high-level integration timeline is below:

Milestone	Prerequisites	Milestone Completion Date
Terms Sheet Execution	Nil.	TBD - 4 June 2021
Integrated Solution Design Scoping	Terms Sheet executed	(+ 16 weeks)
Formal Agreement (includes commercials, data processing, SDK EULA, and support)	Integrated solution designs signed off by both parties	(+ 4 weeks)
Product Integration (including QA) and marketing planning	Formal Agreement Executed	(+ 4 weeks)
Target market ready go-live	Product Integration complete	Q1 2022

- AHI will make available to the Customer the SDK at no cost to the Customer. This is based on the current AHI functionality. Any additional functionality required by the Customer would be built at an agreed cost or can be built in conjunction with the Customer's development team at an agreed cost.

- The parties will work together to deliver a market ready product not later than Q2 2022 (June 30, 2022 being the "**Product Ready Deadline**").

- AHI will make its continued platform improvements available to the Customer from time to time at no cost to the Customer.

- The Customer is able to take advantage of the latest SDK at their discretion.

- For the avoidance of doubt, the SDK referred to is the interface to integrate the BodyScan and FaceScan modules only.

SCHEDULE 2 – PRICING MODEL & LICENSE FEE

Tier	Body Scans Cost Per Month, Per User*	Combined Body and Face Scans Per Month, Per User*
1 -250,000 active users	USD$2.50	USD$2.95
250,001 - 500,000 active users	USD$1.99	USD$2.50
500,001 - 1,000,000 active users	USD$1.50	USD$2.25
1,000,001 - 3,000,000 active users	USD$1.00	USD$1.50
> 3,000,000 active users	USD$0.80	USD$1.20

Individual Body scan without subscription	USD$4.99
Individual Combined (Body and Face scan) scan without subscription	USD$8.99
Individual Dermatological scan (once available)	USD$6.99

**The above per month, per user pricing is tier based, where the Customer pays the per month, per user price for the first tier, then the per month, per user price for the second tier and so on.*

- If the Customer holds premium acquisition focused events accounting for at least $250k USD in customer marketing spend each, then AHI will provide up to 10,000 standalone free scans (body and face) for new users acquired though each such event (to a maximum of three events), this concession is only applicable, when the customer is specifically promoting the Body and Face scan in conjunction with the customers offering. .
- NB: above revenues are either per month, per user tier based pricing or individual scan-based pricing to be paid to AHI or as mutually agreed under arrangement between the parties.
- Monthly subscription is based on a fair use policy, allowing the user to take up to 4 facial scans per month and unlimited body scans per month.
- Dermatological scans are not included in the per month, per user pricing. The above pricing is only for the access and use of the BodyScan and FaceScan.
- All above per month, per user pricing is based on a subscription. No additional fees will be charged for the delivery and support of the BodyScan and FaceScan.

TITLE	Cubert -- AHI Term Sheet Final June 8 2021
FILE NAME	Cubert -- AHI Ter... 8 June 2021.docx
DOCUMENT ID	b458924bf569b2a817e26e9524a804302e4e6e6a
AUDIT TRAIL DATE FORMAT	MM / DD / YYYY
STATUS	● Completed

Document History

SENT	**06 / 09 / 2021** 15:00:39 UTC	Sent for signature to Murray Thomas (mthomas@cubert.co), Marius Ronnov (marius@cubert.co), Steven Richards (steven.richards@advancedhumanimaging.com) and Vlado Bosanac (vlado.bosanac@advancedhumanimaging.com) from jserrano@cubert.co IP: 47.155.248.207
VIEWED	**06 / 09 / 2021** 15:13:00 UTC	Viewed by Murray Thomas (mthomas@cubert.co) IP: 99.234.95.9
SIGNED	**06 / 09 / 2021** 15:13:34 UTC	Signed by Murray Thomas (mthomas@cubert.co) IP: 99.234.95.9
VIEWED	**06 / 09 / 2021** 15:32:12 UTC	Viewed by Marius Ronnov (marius@cubert.co) IP: 216.209.32.34
SIGNED	**06 / 09 / 2021** 15:32:26 UTC	Signed by Marius Ronnov (marius@cubert.co) IP: 216.209.32.34

HELLOSIGN

Audit Trail

TITLE	Cubert -- AHI Term Sheet Final June 8 2021
FILE NAME	Cubert -- AHI Ter... 8 June 2021.docx
DOCUMENT ID	b458924bf569b2a817e26e9524a804302e4e6e6a
AUDIT TRAIL DATE FORMAT	MM / DD / YYYY
STATUS	● Completed

Document History

VIEWED	**06 / 09 / 2021** 22:24:14 UTC	Viewed by Steven Richards (steven.richards@advancedhumanimaging.com) IP: 101.185.175.50
SIGNED	**06 / 09 / 2021** 22:25:52 UTC	Signed by Steven Richards (steven.richards@advancedhumanimaging.com) IP: 101.185.175.50
VIEWED	**06 / 09 / 2021** 22:30:29 UTC	Viewed by Vlado Bosanac (vlado.bosanac@advancedhumanimaging.com) IP: 1.126.22.49
SIGNED	**06 / 09 / 2021** 22:31:25 UTC	Signed by Vlado Bosanac (vlado.bosanac@advancedhumanimaging.com) IP: 1.126.22.49
COMPLETED	**06 / 09 / 2021** 22:31:25 UTC	The document has been completed.